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                                                                                                                        Exhibit 12.1

                                                                    TRITON PCS HOLDINGS, INC.

                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                       (DOLLARS IN THOUSANDS)



                                                                                             Years Ended December 31,

                                                                            1997           1998          1999           2000
                                                                            ----           ----          ----           ----
Computation of Earnings:
Net loss from operations                                                   (3,961)       (32,740)     (149,360)      (176,906)
Adjustment to earnings:
Fixed charges (as computed below)                                           1,244         35,875        59,697         76,592
Interest capitalized                                                            -         (3,405)      (12,300)        (9,543)
Amortization of capitalized interest                                            -              -             -          2,001
                                                                           ----------------------------------------------------
Earnings as adjusted                                                       (2,717)          (270)     (101,963)      (107,856)
                                                                           ====================================================
Computation of Fixed Charges and Preferred Stock Dividends
Interest expense                                                            1,228         30,391        41,102         55,903
Capitalized interest                                                            -          3,405        12,300          9,543
Portion of rental expense which is representative of interest                  16          1,107         5,157          9,584
Amortization of deferred financing costs                                        -            972         1,138          1,562
                                                                           ----------------------------------------------------
Total Fixed Charges                                                         1,244         35,875        59,697         76,592
Preferred Stock Dividends                                                       -          6,853         8,725          9,865
                                                                           -----------------------------------------------------
Combined fixed charges and preferred stock dividends                        1,244         42,728        68,422         86,457
                                                                           =====================================================
Deficiency of earnings to cover combined fixed charges
 and preferred dividends                                                   -----------------------------------------------------
                                                                           (3,961)       (42,998)     (170,385)      (194,313)
                                                                           =====================================================
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                                                                               Three Months Ending

                                                                                    March 31,

                                                                                2000          2001
                                                                                ----          ----

Computation of Earnings:
Net loss from operations                                                       (44,363)      (43,570)
Adjustment to earnings:
Fixed charges (as computed below)                                               16,794        31,505
Interest capitalized                                                            (2,537)       (1,475)
Amortization of capitalized interest                                               385           632
                                                                               -----------------------
Earnings as adjusted                                                           (29,721)      (12,908)
                                                                               =======================
Computation of Fixed Charges and Preferred Stock Dividends
Interest expense                                                                11,836        26,596
Capitalized interest                                                             2,537         1,475
Portion of rental expense which is representative of interest                    2,050         2,950
Amortization of deferred financing costs                                           371           484
                                                                               -----------------------
Total Fixed Charges                                                             16,794        31,505
Preferred Stock Dividends                                                        2,375         2,623
                                                                               -----------------------
Combined fixed charges and preferred stock dividends                            19,169        34,128
                                                                               =======================
Deficiency of earnings to cover combined fixed charges
  and preferred dividends                                                      -----------------------
                                                                               (48,890)      (47,036)
                                                                               =======================

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